Exhibit 3.1

                              ARTICLES OF AMENDMENT
                                       AND
                    RESTATEMENT OF ARTICLES OF INCORPORATION
                                       OF
                            CHELSEA GCA REALTY, INC.

                             ----------------------

          Chelsea GCA Realty, Inc., a Maryland corporation, having its principal office in Maryland in Baltimore, Maryland, and having The Corporation Trust, Incorporated, a Maryland corporation, as its resident agent located at 32 South Street, Baltimore, Maryland, hereby certifies to the State Department of Assessment and Taxation of Maryland, that:

          FIRST: The Articles of Incorporation of the Corporation, filed with the State Department of Assessment and Taxation of Maryland on August 24, 1993, are hereby amended and restated in full as follows:

                                    ARTICLE I

                                      NAME

          The name of the Corporation shall be Chelsea GCA Realty, Inc. (the "Corporation").

                                   ARTICLE II

                  PRINCIPAL OFFICE, REGISTERED OFFICE AND AGENT

          The address of the Corporation's principal office in Maryland is c/o The Corporation Trust, Incorporated, 32 South Street, Baltimore, Maryland 21202. The address of the Corporation's principal office and registered office in the State of Maryland is 32 South Street, Baltimore, Maryland 21202. The name of its registered agent at that office is The Corporation Trust, Incorporated, a Maryland corporation.

                                   ARTICLE III

                                    PURPOSES

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Maryland as now or hereafter in force.

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                                   ARTICLE IV

                                  CAPITAL STOCK

          A. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 70 million shares, consisting of 50 million shares of Common Stock with a par value of $.01 per share (the "Common Stock"), amounting in the aggregate to par value of $500,000, 15 million Excess Shares with a par value of $.01 per share (the "Excess Shares"), amounting in the aggregate to par value of $150,000, and 5 million shares of Preferred Stock with a par value of $.01 per share (the "Preferred Stock"), amounting in the aggregate to par value of $50,000.

      B.  COMMON STOCK

          1. DIVIDEND RIGHTS. Subject to the preferential dividend rights of the Preferred Stock, if any, as may be determined by the Board of Directors of the Corporation pursuant to paragraph D of this Article IV, the holders of shares of the Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors of the Corporation. Upon the declaration of dividends hereunder, the holders of Common Stock shall be entitled to share in all such dividends, pro rata, in accordance with the relative number of shares of Common Stock held by each such stockholder.

          2. RIGHTS UPON LIQUIDATION. Subject to the preferential rights of the Preferred Stock, if any, as may be determined by the Board of Directors of the Corporation pursuant to paragraph D of this Article IV, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of the Common Stock shall be entitled to receive, ratably with each other holder of Common Equity Stock (as defined below), that portion of the assets of the Corporation available for distribution to its stockholders as the number of shares of the Common Stock held by such holder bears to the total number of shares of Common Equity Stock then outstanding.

          3. VOTING RIGHTS. Each holder of shares of the Common Stock shall be entitled to vote on all matters (on which a holder of Common Stock shall be entitled to vote), and shall be entitled to one vote for each share of the Common Stock held by such holder.

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         4. RESTRICTIONS ON OWNERSHIP AND TRANSFER TO PRESERVE TAX BENEFIT;
            EXCHANGE FOR EXCESS SHARES.

          (a) DEFINITIONS

For the purposes of this Article IV, the following terms shall have the following meanings:

                  "Beneficial Ownership" shall mean ownership of Common Stock or Excess Shares by a Person who would be treated as an owner of such shares of Common Stock or Excess Shares either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(l)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

                  "Beneficiary" shall mean the beneficiary of the Trust as determined pursuant to subparagraph C(6) of this Article IV.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  "Common Equity Stock" shall mean stock that is either Common Stock or Excess Shares.

                  "Constructive Ownership" shall mean ownership of Common Stock or Excess Shares by a Person who would be treated as an owner of such shares of Common Stock or Excess Shares either directly or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

                  "Existing Holder" shall mean (i) Charles E. Bloom, David C. Bloom and William D. Bloom and (ii) any Person (other than another Existing Holder) to whom an Existing Holder transfers Beneficial Ownership of Common Equity Stock causing such transferee to Beneficially Own Common Equity Stock in excess of the Ownership Limit.

                  "Existing Holder Limit" (i) for any Existing Holder who is an Existing Holder by virtue of clause (i) of the definition thereof, shall mean, initially, the percentage of Common Stock Beneficially Owned by such Person immediately after the Initial Public Offering, and after any adjustment pursuant to subparagraph B(4)(i) of this Article IV, shall mean such percentage of the outstanding Common Equity Stock as so adjusted; and (ii) for any Existing Holder who becomes an Existing Holder by virtue of clause (ii) of the definition thereof, shall mean, initially, the percentage of the outstanding Common Equity Stock Beneficially Owned by such Existing Holder at the time that such Existing Holder becomes an Existing Holder, and after any adjustment pursuant to subparagraph B(4)(i) of this Article IV, shall mean such percentage of the outstanding Common Equity Stock as so adjusted; provided, however, that the Existing Holding Limits for all Existing Holders when combined shall not exceed 21% of the Corporation's Common Stock. For purposes of determining the Existing Holder Limit, the amount of Common Stock outstanding at the time of the determination shall be deemed to include the maximum number of shares that Existing Holders may beneficially own with respect to options and rights to convert Units into Common Stock pursuant to Section 8.6 of the Partnership Agreement and shall not include shares that may be Beneficially Owned solely by other persons upon exercise of options or rights to convert into Common Stock. From the date of the Initial Public Offering and prior to the Restriction Termination Date, the Secretary of the Corporation shall maintain and, upon request, make available to each Existing Holder, a schedule which sets forth the then current Existing Holder Limits for each Existing Holder.

                  "Initial Public Offering" shall mean the sale of shares of Common Stock in an underwritten public offering pursuant to the Corporation's first effective registration statement for such Common Stock filed under the Securities Act of 1933, as amended.

                  "IRS" shall mean the United States Internal Revenue
         Service.

                  "IRS Ruling" shall mean a ruling by the IRS, in form and substance satisfactory to the Board of Directors in their sole discretion, evidenced by a resolution passed by the Board of Directors and filed with the Secretary of the Corporation, that the issuance by the Corporation of Excess Shares and the immediate conversion of such Excess Shares into Common Stock will not cause the Corporation to fail to satisfy the organizational and operational requirements that must be met to qualify for treatment as a REIT.

                  "Market Price" shall mean the last reported sales price reported on the New York Stock Exchange of Common Stock on the trading day immediately preceding the relevant date, or if the Common Stock is not then traded on the New York Stock Exchange, the last reported sales price of the Common Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Common Stock may be traded, or if the Common Stock is not then traded over any exchange or quotation system, then the market price of the Common Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.

                  "Ownership Limit" shall initially mean 7% of the outstanding Common Equity Stock of the Corporation, and after any adjustment as set forth in subparagraph B(4)(i) of this Article IV, shall mean such greater percentage.

                  "Partner" shall mean any Person owning Units.

                  "Partnership" shall mean Chelsea GCA Realty Partnership, L.P., a Delaware limited partnership.

                  "Partnership Agreement" shall mean the Agreement of Limited Partnership of the Partnership, of which the Corporation is the sole general partner, as such agreement may be amended from time to time.

                  "Person" shall mean an individual, corporation, partnership, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include (i) Warburg, Pincus Capital Company, L.P., and WP/Chelsea Inc., and (ii) an underwriter which participates in a public offering of the Common Stock provided that the ownership of Common Stock by such underwriter would not result in the Corporation failing to qualify as a REIT.

                  "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer which results in Excess Shares, the purported beneficial transferee or owner for whom the Purported Record Transferee would have acquired or owned shares of Common Stock, if such Transfer had been valid under subparagraph B(4)(b) of this Article IV.

                  "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in Excess Shares, the record holder of the Common Equity Stock if such Transfer had been valid under subparagraph B(4)(b) of this Article IV.

                  "REIT" shall mean a Real Estate Investment Trust under Section 856 of the Code.

                  "Restriction Termination Date" shall mean the first day after the date of the Initial Public Offering on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

                  "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Common Equity Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Common Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Common Equity Stock), whether voluntary or involuntary, whether of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Common Equity Stock), and whether by operation of law or otherwise.

                  "Trust" shall mean the trust created pursuant to subparagraph C(1) of this Article IV.

                  "Trustee" shall mean the Corporation as trustee for the Trust, and any successor trustee appointed by the Corporation.

                  "Units" shall mean the units into which partnership interests of the Partnership are divided, and as the same may be adjusted, as provided in the Partnership Agreement.

                  "Warburg, Pincus Capital Company, L.P." shall mean Warburg, Pincus Capital Company, L.P., a Delaware limited partnership.

                  "WP/Chelsea Inc." shall mean WP Chelsea Inc., a New York corporation.

                  (b)   RESTRICTION ON OWNERSHIP AND TRANSFERS.
                      (i) Except as provided in subparagraph B(4)(k) of this Article IV, from the date of the Initial Public Offering and prior to the Restriction Termination Date, no Person (other than an Existing Holder) shall Beneficially Own shares of Common Stock in excess of the Ownership Limit, and no Existing Holder shall Beneficially Own shares of Common Stock in excess of the Existing Holder Limit for such Existing Holder.

                      (ii) Except as provided in subparagraph B(4)(k) of this
         Article IV, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the New York Stock Exchange ("NYSE")), that, if effective, would result in any Person (other than an Existing Holder) Beneficially Owning Common Stock in excess of the Ownership Limit shall be void AB INITIO as to the Transfer of such shares of Common Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such shares of Common Stock.

                     (iii) Except as provided in subparagraph B(4)(k) of this
         Article IV, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) that, if effective, would result in any Existing Holder Beneficially Owning Common Stock in excess of the applicable Existing Holder Limit shall be void AB INITIO as to the Transfer of such shares of Common Stock which would be otherwise Beneficially Owned by such Existing Holder in excess of the applicable Existing Holder Limit; and such Existing Holder shall acquire no rights in such shares of Common Stock.

                           (iv) Except as provided in subparagraph B(4)(k) of this Article IV, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) that, if effective, would result in the Common Stock being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void AB INITIO as to the Transfer of such shares of Common Stock which would be otherwise beneficially owned by the transferee; and the intended transferee shall acquire no rights in such shares of Common Stock.

                      (v) Notwithstanding any other provisions contained in this
         Article IV, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer (whether or nor such transfer is the result of a transaction entered into through the facilities of the NYSE) or other event that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, but not limited to, a Transfer or other event that would result in the Corporation owning (directly or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code), shall be void AB INITIO as to the Transfer of the shares of Common Stock which would cause the Corporation to be "closely held" within the meaning of
         Section 856(h) of the Code or would otherwise result in the Corporation failing to qualify as a REIT; and the intended transferee or owner or Constructive or Beneficial Owner shall acquire or retain no rights in such shares of Common Stock.

          (c) EXCHANGE FOR EXCESS SHARES. This subparagraph (B)(4)(c) shall take effect only upon the occurrence of the IRS Ruling. If, notwithstanding the other provisions contained in this Article IV, at any time after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE), change in the capital structure of the Corporation, or other event such that one or more of the restrictions on ownership and transfers described in subparagraph B(4)(b) above, has been violated then the shares of Common Stock being Transferred (or in the case of an event other than a Transfer, the shares owned or Constructively Owned or Beneficially Owned) which would cause one or more of the restrictions on ownership or transfer to be violated (rounded up to the nearest whole share) shall be automatically converted into an equal number of Excess Shares in lieu of any other action to be taken with respect to such shares in accordance with subparagraph B(4)(b) above (without limitation of any action taken in accordance with subparagraph B(4)(d) below). Such conversion shall be effective as of the close of business on the business day prior to the date of the Transfer.

          (d) REMEDIES FOR BREACH. If the Board of Directors or its designees shall at any time determine in good faith that a Transfer or other event has taken place in violation of subparagraph B(4)(b) of this Article IV or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of the Corporation in violation of subparagraph B(4)(b) of this Article IV, the Board of Directors or its designees shall take such action as it deems advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers (or, if the IRS ruling has not occurred, attempted Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership)) in violation of subparagraph B(4)(b) of this Article IV (1) if the IRS Ruling has not yet occurred, shall be void AB INITIO, or (2) if the IRS Ruling has occurred, shall automatically result in the conversion described in subparagraph B(4)(c), irrespective of any action (or non-action) by the Board of Directors.

          (e) NOTICE OF RESTRICTED TRANSFER. Any Person who acquires or attempts to acquire shares in violation of subparagraph B(4)(b) of this Article IV, or any Person who is a transferee such that Excess Shares result under subparagraph B(4)(c) of this Article IV, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation's status as a REIT.

          (f) OWNERS REQUIRED TO PROVIDE INFORMATION. From the date of the Initial Public Offering and prior to the Restriction Termination Date each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of Common Stock and each Person (including the stockholder of record) who is holding Common Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT.

          (g) REMEDIES NOT LIMITED. Nothing contained in this Article IV shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT.

          (h) AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of subparagraph B(4) of this Article IV, including any definition contained in subparagraph B(4)(a), the Board of Directors shall have the power to determine the application of the provisions of this subparagraph B(4) with respect to any situation based on the facts known to it.

          (i) MODIFICATION OF OWNERSHIP LIMIT OR EXISTING HOLDER LIMIT. Subject to the limitations provided in subparagraph B(4)(j), the Board of Directors may from time to time increase the Ownership Limit or the Existing Holder Limit and shall file Articles Supplementary with the State Department of Assessment and Taxation of Maryland to evidence such increase.

          (j) LIMITATIONS ON MODIFICATIONS.

                           (i) From the date of the Initial Public Offering and prior to the Restriction Termination Date, neither the Ownership Limit nor any Existing Holder Limit may be increased (nor may any additional Existing Holder Limit be created) if, after giving effect to such increase (or creation), five Persons who are Beneficial Owners of Common Stock (including all of the then Existing Holders) could (taking into account the Ownership Limit and the Existing Holder Limit) Beneficially Own, in the aggregate, more than 49% of the outstanding Common Equity Stock.

                      (ii) Prior to the modification of any Existing Holder Limit or Ownership Limit pursuant to subparagraph B(4)(i) of this
         Article IV, the Board of Directors of the Corporation may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

                     (iii) No Existing Holder Limit shall be reduced to a percentage which is less than the Ownership Limit.

                      (iv) The Ownership Limit may not be increased to a percentage which is greater than 9.9%.

          (k) EXCEPTIONS.

                     (i) The Board of Directors, in its sole discretion, may exempt a Person from the Ownership Limit or the Existing Holder Limit, as the case may be, if such Person is not an individual for purposes of
         Section 542(a)(2) of the Code and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership of such shares of Common Stock will violate the Ownership Limit or the applicable Existing Holder Limit, as the case may be, and agrees that if the IRS Ruling has been obtained any violation of such representations or undertaking (or other action which is contrary to the restrictions contained in this subparagraph B(4) of this Article
         IV) or attempted violation will result in such shares of Common Stock being exchanged for Excess Shares in accordance with subparagraph B(4)
         (c) of this Article IV.

                     (ii) Prior to granting any exception pursuant to subparagraph B(4)(k)(i) of this Article IV, the Board of Directors may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in it sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

          5. LEGEND. Each certificate for shares of Common Stock shall bear legends substantially to the effect of the following:

          "The Corporation is authorized to issue three classes of capital stock which are designated as Common Stock, Excess Shares and Preferred Stock. The Board of Directors is authorized to determine the preferences, limitations and relative rights of the Preferred Stock before the issuance of any Preferred Stock. The Corporation will furnish, without charge, to any stockholder making a written request therefor, a copy of the Corporation's charter and a written statement of the designations, relative rights, preferences and limitations applicable to each such class of stock. Requests for the Corporation's charter and such written statement may be directed to Chelsea GCA Realty, Inc., 103 Eisenhower Parkway, Roseland, New Jersey 07068, Attention: Secretary.

          The shares of Common Stock represented by this certificate are subject to restrictions on ownership and Transfer for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Code. No Person may Beneficially Own shares of Common Stock in excess of 7% (or such greater percentage as may be determined by the Board of Directors of the Corporation) of the outstanding Common Equity Stock of the Corporation (unless such Person is an Existing Holder) with certain exceptions set forth in the Corporation's charter. Any Person who attempts to Beneficially Own shares of Common Stock in excess of the above limitations must immediately notify the Corporation. All capitalized terms in this legend have the meanings defined in the Corporation's charter. Transfers in violation of the restrictions described above may be void AB INITIO.

          In addition, upon the occurrence of certain events, if the restrictions on ownership are violated, the shares of Common Stock represented hereby may be automatically exchanged for Excess Shares which will be held in trust by the Corporation. The Corporation has an option to acquire Excess Shares under certain circumstances. The Corporation will furnish to the holder hereof upon request and without charge a complete written statement of the terms and conditions of the Excess Shares. Requests for such statement may be directed to Chelsea GCA Realty, Inc., 103 Eisenhower Parkway, Roseland, New Jersey 07068,
Attention: Secretary."

          6. SEVERABILITY. If any provision of this Article IV or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

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     C.  EXCESS SHARES.

          1. OWNERSHIP IN TRUST. Upon any purported Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) that results in Excess Shares pursuant to subparagraph B(4)(c) of this Article IV, such Excess Shares shall be deemed to have been transferred to the Corporation, as Trustee of a Trust for the exclusive benefit of such Beneficiary or Beneficiaries to whom an interest in such Excess Shares may later be transferred pursuant to subparagraph C(6). Excess Shares so held in trust shall be issued and outstanding stock of the Corporation. The Purported Record Transferee shall have no rights in such Excess Shares except the right to designate a transferee of such Excess Shares upon the terms specified in subparagraph C(6) of this Article IV. The Purported Beneficial Transferee shall have no rights in such Excess Shares except as provided in subparagraph C(6).

          2. SEPARATE CLASS. Excess Shares shall be a separate class of issued and outstanding stock of the Corporation. The rights, privileges and other attributes of Excess Shares shall be as provided in paragraphs C(3), C(4), C(5) and C(6) of this Article IV.

          3. DIVIDEND RIGHTS. Excess Shares shall not be entitled to any dividends. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Common Stock have been converted into Excess Shares shall be repaid to the Corporation upon demand and shall not be held for the benefit of any Beneficiary of the Trust.

          4. RIGHTS UPON LIQUIDATION. Subject to the preferential rights of the Preferred Stock, if any, as may be determined by the Board of Directors of the Corporation pursuant to paragraph D of this Article IV, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation, each holder of Excess Shares shall be entitled to receive, ratably with each other holder of Common Equity Stock, that portion of the assets of the Corporation available for distribution to its stockholders as the number of Excess Shares held by such holder bears to the total number of shares of Common Equity Stock then outstanding. The Corporation, as holder of the Excess Shares in trust, or if the Corporation shall have been dissolved, any trustee appointed by the Corporation prior to its dissolution, shall distribute ratably to the Beneficiaries of the Trust, when determined (or if not determined, or only partially determined, ratably to the other holders of Common Stock and Beneficiaries of the Trust who have been determined), any such assets received in respect of the Excess Shares in any liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation.

          5. VOTING RIGHTS. The holders of Excess Shares shall not be entitled to vote on any matters (except as required by law); PROVIDED, HOWEVER, that no corporate action authorized by the stockholders prior to the discovery that shares of Common Stock have been converted into Excess Shares shall be void or voidable as a result of the inclusion of the vote of holders of Excess Shares in approving a corporate action or in determining the presence of a quorum.

          6. RESTRICTIONS ON TRANSFER; DESIGNATION OF BENEFICIARY.

          (a) Excess Shares shall not be transferable. The Purported Record Transferee may freely designate a Beneficiary of an interest in the Trust (representing the number of Excess Shares held by the Trust attributable to a purported Transfer that resulted in the Excess Shares), if (i) Excess Shares held in the Trust would not be Excess Shares in the hands of such Beneficiary and (ii) the Purported Beneficial Transferee does not receive a price for designating such Beneficiary that reflects a price per share for such Excess Shares that exceeds (x) the price per share such Purported Beneficial Transferee paid for the Common Stock in the purported Transfer that resulted in the Excess Shares, or (y) if the Transfer or other event that resulted in the Excess Shares was not a transaction in which the Purported Beneficial Transferee gave value for such Excess Shares, a price per share equal to the Market Price on the date of the purported Transfer or other event that resulted in the Excess Shares. Upon such transfer of an interest in the Trust, the corresponding Excess Shares in the Trust shall be automatically exchanged for an equal number of shares of Common Stock and such shares of Common Stock shall be transferred of record to the transferee of the interest in the Trust if such Common Stock would not be Excess Shares in the hands of such transferee. Prior to any transfer of any interest in the Trust, the Purported Record Transferee must give advance notice to the Corporation of the intended transfer and the Corporation must have waived in writing its purchase rights under subparagraph C(7) of this Article IV.

          (b) Notwithstanding the foregoing, if a Purported Beneficial Transferee receives a price for designating a Beneficiary of an interest in the Trust that exceeds the amounts allowable under subparagraph C(6)(a) of this
Article IV, such Purported Beneficial Transferee shall pay, or cause such Beneficiary to pay, such excess to the Corporation and such payment shall be the only remedy for breach of such requirement.

          7. PURCHASE RIGHT IN EXCESS SHARES. Excess Shares shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Shares (or, if the Transfer or other event that resulted in the Excess Shares was not a transaction in which the Purported Beneficial Transferee gave value for such Excess Shares, a price per share equal to the Market Price on the date of the purported Transfer or other event that resulted in the Excess Shares) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Transfer which resulted in such Excess Shares and (ii) the date the Board of Directors determines in good faith that a Transfer resulted in Excess Shares has occurred, if the Corporation does not receive a notice of such Transfer pursuant to subparagraph B(4)(e) of this Article IV. The Corporation may appoint a special trustee of the trust established under subparagraph C(1) for the purpose of consummating the purchase of the Excess Shares by the Corporation and such payment shall be the only remedy for breach of such requirement.

          D. PREFERRED STOCK. The Board of Directors of the Corporation, by resolution, is hereby expressly vested with authority to provide for the issuance of the shares of Preferred Stock in one or more classes or one or more series, with such voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereof, if any, as shall be stated and expressed in the resolution or resolutions providing for such issue adopted by the Board of Directors. Except as otherwise provided by law, the holders of the Preferred Stock of the Corporation shall only have such voting rights as are provided for or expressed in the resolutions of the Board of Directors relating to such Preferred Stock adopted pursuant to the authority contained in the Articles of Incorporation. Before issuance of any such shares of Preferred Stock, the Corporation shall file Articles Supplementary with the State Department of Assessment and Taxation of Maryland in accordance with the provision of Section 2-208 of the Maryland General Corporation Law.

          E. RESERVATION OF SHARES. Pursuant to the obligations of the Corporation under the Partnership Agreement to issue shares of Common Stock in exchange for Units, the Board of Directors is hereby required to reserve a sufficient number of authorized but unissued shares of Common Stock to permit the Corporation to issue shares of Common Stock in exchange for Units that may be exchanged for shares of Common Stock pursuant to the Partnership Agreement.

          F. NYSE SETTLEMENT. Nothing in this Article IV shall preclude the settlement of any transaction entered into through the facilities of the NYSE.

          G. PREEMPTIVE RIGHTS. No holder of shares of capital stock of the Corporation shall, as such holder, have any preemptive or other right to purchase or subscribe for any shares of Common Stock, Excess Shares or any class of capital stock of the Corporation which the Corporation may issue or sell.

          H. CONTROL SHARES. Pursuant to Section 3-702(b) of the General Corporation Law of Maryland (the "Act"), the terms of Subtitle 7 of Title 3 of the Act shall be inapplicable to any acquisition of a Control Share (as defined in the Act) that is not prohibited by the terms of Article IV.

          I. BUSINESS COMBINATIONS. Pursuant to Section 3-603(e)(1)(iii) of the General Corporation Law of Maryland, the terms of Section 3-602 of such law shall be inapplicable to the Corporation.

                                    ARTICLE V

                               BOARD OF DIRECTORS

          A. MANAGEMENT. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

          B. NUMBER. The number of directors which will constitute the entire Board of Directors shall be fixed by, or in the manner provided in, the By-laws but shall in no event be less than three.

          C. CLASSIFICATION. The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the By-laws of the Corporation, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1994, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1995, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1996, with each class to hold office until its successors are elected and qualified. At each annual meeting of the stockholders of the Corporation, the date of which shall be fixed by or pursuant to the By-laws of the Corporation, the successors of the class of directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. No election of directors need be by written ballot. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          D. VACANCIES. Newly created directorships resulting from any increase in the number of directors may be filled by the Board of Directors, or as otherwise provided in the By-laws, and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall only be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, or as otherwise provided in the By-laws. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of the Corporation, at which time a successor shall be elected to fill the remaining term of the position filled by such director.

          E. REMOVAL. Any director may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares entitled to vote in the election of directors. For purposes of this subparagraph E of Article V "cause" shall mean the wilful and continuous failure of a director to substantially perform such director's duties to the Corporation (other than any such failure resulting from temporary incapacity due to physical or mental illness) or the willful engaging by a director in gross misconduct materially and demonstrably injurious to the Corporation.

          F. BY-LAWS. The power to adopt, alter and/or repeal the By-laws of the Corporation is vested exclusively in the Board of Directors.

          G. POWERS. The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the General Corporation Law of Maryland as now or hereafter in force.

                                   ARTICLE VI

                                    LIABILITY

          The liability of the directors and officers of the Corporation to the Corporation and its stockholders for money damages is hereby limited to the fullest extent permitted by Section 5-349 of the Courts and Judicial Proceedings Code of Maryland (or its successor) as such provisions may be amended from time to time.

                                   ARTICLE VII

                                 INDEMNIFICATION

          The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's By-Laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the charter of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

                                  ARTICLE VIII

                                    EXISTENCE

          The Corporation is to have perpetual existence.

          SECOND: The total number of shares of stock heretofore authorized is 1,000 shares of Common Stock of the par value of $.01 per share and of the aggregate par value of $10. The capital stock of the Corporation heretofore authorized is not divided into classes.

                  The total number of shares of all classes of stock as increased is 70 million shares, divided into 50 million shares of Common Stock of the par value of $.01 per share, and of the aggregate par value of $500,000, 15 million Excess Shares of the par value of $.01 per share, and of the aggregate par value of $150,000, and 5 million shares of Preferred Stock of the par value of $.01 per share, and of the aggregate par value of $50,000.

          A description as amended of each class with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each class of stock, is set forth in Article FIRST hereof.

          THIRD: The number of directors of the Corporation is six. The names of the directors are set forth below:

         Charles E. Bloom
         David C. Bloom
         Steven L. Craig
         Barry M. Ginsburg
         Reuben S. Leibowitz
         John D. Santoleri

The Board of Directors of the Corporation by a unanimous consent in writing in lieu of a meeting under ss. 2-408 of the Maryland General Corporation Law, dated October 20, 1993, adopted a resolution which set forth the foregoing amendment to the charter, declaring that the said amendment and restatement of the charter was advisable and directing that it be submitted for action thereon by the stockholders by a unanimous consent in writing in lieu of a meeting under ss. 2-505 of the Maryland General Corporation law.

          FOURTH: Notice of a meeting of stockholders to take action on the amendment and restatement of the charter was waived by all stockholders of the Corporation.

          FIFTH: The amendment and restatement of the charter of the Corporation as hereinabove set forth was approved by the unanimous consent in writing of the stockholders on October 20, 1993.

          IN WITNESS WHEREOF, Chelsea GCA Realty, Inc. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on October 20, 1993.


                                         CHELSEA GCA REALTY, INC.

                                         By:/S/ STEVEN L. CRAIG
                                           Steven L. Craig
                                           President

Attest:/S/ DENISE M. ELMER
           Denise M. Elmer
           Secretary

          I, Steven L. Craig, President of Chelsea GCA Realty, Inc., hereby acknowledge the foregoing Articles of Amendment and Restatement of Articles of Incorporation of Chelsea GCA Realty, Inc. to be the act of Chelsea GCA Realty, Inc., and to the best of my knowledge, information and belief, these matters and facts are true in all material respects, and my statement is made under penalties for perjury.

                                        /S/ STEVEN L. CRAIG
                                            Steven L. Craig
                                            President of Chelsea GCA
                                               Realty, Inc.

                              ARTICLES OF AMENDMENT
                          OF ARTICLES OF INCORPORATION
                                       OF
                            CHELSEA GCA REALTY, INC.

                             ----------------------

          Chelsea GCA Realty, Inc., a Maryland corporation, having its principal office in Maryland in Baltimore, Maryland, and having The Corporation Trust, Incorporated, a Maryland corporation, as its resident agent located at 32 South Street, Baltimore, Maryland, hereby certifies to the State Department of Assessment and Taxation of Maryland, that:

          FIRST: Article IV of The Articles of Incorporation of the Corporation, filed with the State Department of Assessment and Taxation of Maryland on August 24, 1993, is hereby amended to read as follows:


                                   ARTICLE IV

                                  CAPITAL STOCK

          A. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 55 million shares, consisting of 50 million shares of Common Stock with a par value of $.01 per share (the "Common Stock"), amounting in the aggregate to par value of $500,000, and 5 million shares of Preferred Stock with a par value of $.01 per share (the "Preferred Stock"), amounting in the aggregate to par value of $50,000.

          B. COMMON STOCK

          1. DIVIDEND RIGHTS. Subject to the preferential dividend rights of the Preferred Stock, if any, as may be determined by the Board of Directors of the Corporation pursuant to paragraph C of this Article IV, Holders (as defined below) shall be entitled to receive such dividends as may be declared by the Board of Directors of the Corporation. Upon the declaration of dividends hereunder, Holders shall be entitled to share in all such dividends, pro rata, in accordance with the relative number of shares of Common Stock held by each such Holder.

          2. RIGHTS UPON LIQUIDATION. Subject to the preferential rights of the Preferred Stock, if any, as may be determined by the Board of Directors of the Corporation pursuant to paragraph C of this Article IV, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each Holder shall be entitled to receive, ratably with each other Holder, that portion of the assets of the Corporation available for distribution to its stockholders as the number of shares of the Common Stock held by such Holder bears to the total number of shares of Common Stock then outstanding.

          3. VOTING RIGHTS. Each Holder shall be entitled to vote on all matters (on which a holder of Common Stock shall be entitled to vote), and shall be entitled to one vote for each share of the Common Stock held by such Holder.

          4. RESTRICTIONS ON OWNERSHIP AND TRANSFER TO PRESERVE TAX BENEFIT.

             (a)  DEFINITIONS

For the purposes of this Article IV, the following terms shall have the following meanings:

               "Beneficial Ownership" shall mean ownership of Common Stock by a Person who would be treated as an owner of such shares of Common Stock either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

               "Charitable Trust" shall mean the trust created pursuant to subparagraph B(4)(c)(i) of this Article IV.

               "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

               "Constructive Ownership" shall mean ownership of Common Stock by a Person who would be treated as an owner of such shares of Common Stock either directly or constructively through the application of
          Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

               "Existing Holder" shall mean (i) Charles E. Bloom, David C. Bloom and William D. Bloom and (ii) any Person (other than another Existing Holder) to whom an Existing Holder transfers Beneficial Ownership of Common Stock causing such transferee to Beneficially Own Common Stock in excess of the Ownership Limit.

               "Existing Holder Limit" (i) for any Existing Holder who is an Existing Holder by virtue of clause (i) of the definition thereof, shall mean, initially, the percentage of Common Stock Beneficially Owned by such Person immediately after the Initial Public Offering, and after any adjustment pursuant to subparagraph B(4)(i) of this
          Article IV, shall mean such percentage of the outstanding Common Stock as so adjusted; and (ii) for any Existing Holder who becomes an Existing Holder by virtue of clause (ii) of the definition thereof, shall mean, initially, the percentage of the outstanding Common Stock Beneficially Owned by such Existing Holder at the time that such Existing Holder becomes an Existing Holder, and after any adjustment pursuant to subparagraph B(4)(i) of this Article IV, shall mean such percentage of the outstanding Common Stock as so adjusted; provided, however, that the Existing Holding Limits for all Existing Holders when combined shall not exceed 21% of the Corporation's Common Stock. For purposes of determining the Existing Holder Limit, the amount of Common Stock outstanding at the time of the determination shall be deemed to include the maximum number of shares that Existing Holders may beneficially own with respect to options and rights to convert Units into Common Stock pursuant to Section 8.6 of the Partnership Agreement and shall not include shares that may be Beneficially Owned solely by other persons upon exercise of options or rights to convert into Common Stock. From the date of the Initial Public Offering and prior to the Restriction Termination Date, the Secretary of the Corporation shall maintain and, upon request, make available to each Existing Holder, a schedule which sets forth the then current Existing Holder Limits for each Existing Holder.

               "Holder" shall mean the record holder of shares of Common Stock, or in the case of shares held by a Purported Record Transferee, the Charitable Trust.

               "Initial Public Offering" shall mean the sale of shares of Common Stock in an underwritten public offering pursuant to the Corporation's first effective registration statement for such Common Stock filed under the Securities Act of 1933, as amended.

               "IRS" shall mean the United States Internal Revenue Service.

               "Market Price" shall mean the last reported sales price reported on the New York Stock Exchange of Common Stock on the trading day immediately preceding the relevant date, or if the Common Stock is not then traded on the New York Stock Exchange, the last reported sales price of the Common Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Common Stock may be traded, or if the Common Stock is not then traded over any exchange or quotation system, then the market price of the Common Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.

               "Ownership Limit" shall initially mean 7% of the outstanding Common Stock of the Corporation, and after any adjustment as set forth in subparagraph B(4)(i) of this Article IV, shall mean such greater percentage.

               "Partner" shall mean any Person owning Units.

               "Partnership" shall mean Chelsea GCA Realty Partnership, L.P., a Delaware limited partnership.

               "Partnership Agreement" shall mean the Agreement of Limited Partnership of the Partnership, of which the Corporation is the sole general partner, as such agreement may be amended from time to time.

               "Person" shall mean an individual, corporation, partnership, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include (i) Warburg, Pincus Capital Company, L.P., and WP/Chelsea Inc., and (ii) an underwriter which participates in a public offering of the Common Stock provided that the ownership of Common Stock by such underwriter would not result in the Corporation failing to qualify as a REIT.

               "Purported Transferee" shall mean, with respect to any purported Transfer which results in a violation of subparagraph B(4)(b) of this
          Article IV, the purported beneficial transferee or owner for whom the Purported Record Transferee would have acquired or owned shares of Common Stock, if such Transfer had been valid under such subparagraph.

               "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in a violation of subparagraph B(4)(b) of this Article IV, the record holder of the Common Stock if such Transfer had been valid under such subparagraph.

               "REIT" shall mean a Real Estate Investment Trust under Section 856 of the Code.

               "Restriction Termination Date" shall mean the first day after the date of the Initial Public Offering on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

               "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Common Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Common Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Common Stock), whether voluntary or involuntary, whether of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Common Stock), and whether by operation of law or otherwise.

               "Trustee" shall mean the Corporation as trustee for the Charitable Trust, and any successor trustee appointed by the Corporation.

               "Units" shall mean the units into which partnership interests of the Partnership are divided, and as the same may be adjusted, as provided in the Partnership Agreement.

               "Warburg, Pincus Capital Company, L.P." shall mean Warburg, Pincus Capital Company, L.P., a Delaware limited partnership.

               "WP/Chelsea Inc." shall mean WP Chelsea Inc., a New York corporation.

                 (b)      RESTRICTION ON OWNERSHIP AND TRANSFERS.

               (i) Except as provided in subparagraph B(4)(k) of this Article IV, from the date of the Initial Public Offering and prior to the Restriction Termination Date, no Person (other than an Existing Holder) shall Beneficially Own shares of Common Stock in excess of the Ownership Limit, and no Existing Holder shall Beneficially Own shares of Common Stock in excess of the Existing Holder Limit for such Existing Holder.

               (ii) Except as provided in subparagraph B(4)(k) of this Article IV, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the New York Stock Exchange ("NYSE")), that, if effective, would result in any Person (other than an Existing Holder) Beneficially Owning Common Stock in excess of the Ownership Limit shall be void AB INITIO as to the Transfer of such shares of Common Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the Purported Transferee shall acquire no rights in such shares of Common Stock.

               (iii) Except as provided in subparagraph B(4)(k) of this Article IV, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) that, if effective, would result in any Existing Holder Beneficially Owning Common Stock in excess of the applicable Existing Holder Limit shall be void AB INITIO as to the Transfer of such shares of Common Stock which would be otherwise Beneficially Owned by such Existing Holder in excess of the applicable Existing Holder Limit; and such Existing Holder shall acquire no rights in such shares of Common Stock.

               (iv) Except as provided in subparagraph B(4)(k) of this Article IV, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) that, if effective, would result in the Common Stock being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void AB INITIO as to the Transfer of such shares of Common Stock which would be otherwise beneficially owned by the transferee; and the intended transferee shall acquire no rights in such shares of Common Stock.

               (v) Notwithstanding any other provisions contained in this
          Article IV, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer (whether or nor such transfer is the result of a transaction entered into through the facilities of the NYSE) or other event that, if effective, would result in the Corporation being "closely held" within the meaning of
          Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, but not limited to, a Transfer or other event that would result in the Corporation owning (directly or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code), shall be void AB INITIO as to the Transfer of the shares of Common Stock which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code or would otherwise result in the Corporation failing to qualify as a REIT; and the intended transferee or owner or Constructive or Beneficial Owner shall acquire or retain no rights in such shares of Common Stock.

          (c) EFFECT OF TRANSFER IN VIOLATION OF SUBPARAGRAPH (B)(4)(B).

               (i) If, notwithstanding the other provisions contained in this
          Article IV, at any time after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE), change in the capital structure of the Corporation, or other event such that one or more of the restrictions on ownership and transfers described in subparagraph B(4)(b) above has been violated, then the shares of Common Stock being Transferred (or in the case of an event other than a Transfer, the shares owned or Constructively Owned or Beneficially Owned) which would cause one or more of the restrictions on ownership or transfer to be violated (rounded up to the nearest whole share) (the "Trust Shares"), shall automatically be transferred to the Corporation, as Trustee of a trust (the "Charitable Trust") for the exclusive benefit of (The American Cancer Society) (the "Designated Charity"), an organization described in Section 170(b)(1)(A) and 170(c) of the Code. The Purported Transferee shall have no rights in such Trust Shares.

               (ii) The Corporation, as Trustee of the Charitable Trust, may transfer the shares held in such trust to a Person whose ownership of the shares will not result in a violation of the ownership restrictions (a "Permitted Transferee"). If such a transfer is made, the interest of the Designated Charity will terminate and proceeds of the sale will be payable to the Purported Transferee and to the Designated Charity. The Purported Transferee will receive the lesser of (1) the price paid by the Purported Transferee for the shares or, if the Purported Transferee did not give value for the shares, the Market Price of the shares on the day of the event causing the shares to be held in trust, and (2) the price per share received by the Corporation, as Trustee, from the sale or other disposition of the shares held in trust. The Designated Charity will receive any proceeds in excess of the amount payable to the Purported Transferee. The Purported Transferee will not be entitled to designate a Permitted Transferee.

               (iii) All stock held in the Charitable Trust will be deemed to have been offered for sale to the Corporation or its designee for a 90-day period, at the lesser of the price paid for that stock by the Purported Transferee and the Market Price on the date that the Corporation accepts the offer. This period will commence on the date of the violative transfer, if the Purported Transferee gives notice to the Corporation of the transfer, or the date that the Board of Directors of the Corporation determines that a violative transfer occurred, if no such notice is provided.

               (iv) Any dividend or distribution paid prior to the discovery by the Corporation that shares of Common Stock have been transferred in violation of subparagraph B(4)(b) of this Article IV, shall be repaid to the Corporation upon demand and shall be held in trust for the Designated Charity. Any dividend or distribution declared but unpaid shall be rescinded as void AB INITIO with respect to such shares of stock.

               (v) Subject to the preferential rights of the Preferred Stock, if any, as may be determined by the Board of Directors of the Corporation pursuant to paragraph C of this Article IV, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, the Designated Charity shall be entitled to receive, ratably with each other holder of Common Stock, that portion of the assets of the Corporation available for distribution to its stockholders as the number of Trust Shares bears to the total number of shares of Common Stock then outstanding (including the Trust Shares). The Corporation, as Trustee, or if the Corporation shall have been dissolved, any trustee appointed by the Corporation prior to its dissolution, shall distribute to the Designated Charity, when determined (or if not determined, or only partially determined, ratably to the other holders of Common Stock who have been determined and the Designated Charity), any such assets received in respect of the Trust Shares in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation.

               (vi) The Purported Transferee will not be entitled to vote any Common Stock it attempts to acquire, and any stockholder vote will be rescinded if a Purported Transferee votes and the stockholder vote would have been decided differently if such Purported Transferee's vote was not counted.

          (d) REMEDIES FOR BREACH. If the Board of Directors or its designees shall at any time determine in good faith that a Transfer or other event has taken place in violation of subparagraph B(4)(b) of this Article IV or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of the Corporation in violation of subparagraph B(4)(b) of this Article IV, the Corporation shall inform the Purported Transferee of its obligations pursuant to this Article IV, including such Purported Transferee's obligations to pay over to the Charitable Trust any and all dividends received with respect to the Trust Shares. In addition, the Board of Directors or its designees shall take such action as it deems advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer and to recover any dividend erroneously paid and declaring any votes erroneously cast to be retroactively invalid; provided, however, that any Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of subparagraph B(4)(b) of this Article IV shall automatically result in a transfer to the Charitable Trust as described in subparagraph B(4)(c), irrespective of any action (or non-action) by the Board of Directors.

          (e) NOTICE OF RESTRICTED TRANSFER. Any Person who acquires or attempts to acquire shares in violation of subparagraph B(4)(b) of this Article IV, or any Person who is a Purported Transferee, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation's status as a REIT.

          (f) OWNERS REQUIRED TO PROVIDE INFORMATION. From the date of the Initial Public Offering and prior to the Restriction Termination Date each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of Common Stock and each Person (including the stockholder of record) who is holding Common Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT.

          (g) REMEDIES NOT LIMITED. Nothing contained in this Article IV shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT.

          (h) AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of subparagraph B(4) of this Article IV, including any definition contained in subparagraph B(4)(a), the Board of Directors shall have the power to determine the application of the provisions of this subparagraph B(4) with respect to any situation based on the facts known to it.

          (i) MODIFICATION OF OWNERSHIP LIMIT OR EXISTING HOLDER LIMIT. Subject to the limitations provided in subparagraph B(4)(j), the Board of Directors may from time to time increase the Ownership Limit or the Existing Holder Limit and shall file Articles Supplementary with the State Department of Assessment and Taxation of Maryland to evidence such increase.

          (j) LIMITATIONS ON MODIFICATIONS.

               (i) From the date of the Initial Public Offering and prior to the Restriction Termination Date, neither the Ownership Limit nor any Existing Holder Limit may be increased (nor may any additional Existing Holder Limit be created) if, after giving effect to such increase (or creation), five Persons who are Beneficial Owners of Common Stock (including all of the then Existing Holders) could (taking into account the Ownership Limit and the Existing Holder Limit) Beneficially Own, in the aggregate, more than 49% of the outstanding Common Stock.

               (ii) Prior to the modification of any Existing Holder Limit or Ownership Limit pursuant to subparagraph B(4)(i) of this Article IV, the Board of Directors of the Corporation may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

               (iii) No Existing Holder Limit shall be reduced to a percentage which is less than the Ownership Limit.

               (iv) The Ownership Limit may not be increased to a percentage which is greater than 9.9%.

                  (k)      EXCEPTIONS.

               (i) The Board of Directors, in its sole discretion, may exempt a Person from the Ownership Limit or the Existing Holder Limit, as the case may be, if such Person is not an individual for purposes of
          Section 542(a)(2) of the Code and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership of such shares of Common Stock will violate the Ownership Limit or the applicable Existing Holder Limit, as the case may be, and agrees that any violation of such representations or undertaking (or other action which is contrary to the restrictions contained in this subparagraph B(4) of this Article IV) or attempted violation will result in such shares of Common Stock automatically being transferred to the Charitable Trust.

               (ii) Prior to granting any exception pursuant to subparagraph B(4)(k)(i) of this Article IV, the Board of Directors may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

         5. LEGEND. Each certificate for shares of Common Stock shall bear legends substantially to the effect of the following:

          "The Corporation is authorized to issue two classes of capital stock which are designated as Common Stock and Preferred Stock. The Board of Directors is authorized to determine the preferences, limitations and relative rights of the Preferred Stock before the issuance of any Preferred Stock. The Corporation will furnish, without charge, to any stockholder making a written request therefor, a copy of the Corporation's charter and a written statement of the designations, relative rights, preferences and limitations applicable to each such class of stock. Requests for the Corporation's charter and such written statement may be directed to Chelsea GCA Realty, Inc., 103 Eisenhower Parkway, Roseland, New Jersey 07068, Attention: Secretary.

          The shares of Common Stock represented by this certificate are subject to restrictions on ownership and Transfer for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Code. No Person may Beneficially Own shares of Common Stock in excess of 7% (or such greater percentage as may be determined by the Board of Directors of the Corporation) of the outstanding Common Stock of the Corporation (unless such Person is an Existing Holder) with certain exceptions set forth in the Corporation's charter. Any Person who attempts to Beneficially Own shares of Common Stock in excess of the above limitations must immediately notify the Corporation. All capitalized terms in this legend have the meanings defined in the Corporation's charter. Transfers in violation of the restrictions described above may be void AB INITIO.

          In addition, upon the occurrence of certain events, if the restrictions on ownership are violated, the shares of Common Stock represented hereby may be automatically exchanged for Trust Shares which will be held in trust by the Corporation. The Corporation has an option to acquire Trust Shares under certain circumstances. The Corporation will furnish to the holder hereof upon request and without charge a complete written statement of the terms and conditions of the Trust Shares. Requests for such statement may be directed to Chelsea GCA Realty, Inc., 103 Eisenhower Parkway, Roseland, New Jersey 07068,
Attention: Secretary."

          6. SEVERABILITY. If any provision of this Article IV or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

          C. PREFERRED STOCK. The Board of Directors of the Corporation, by resolution, is hereby expressly vested with authority to provide for the issuance of the shares of Preferred Stock in one or more classes or one or more series, with such voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereof, if any, as shall be stated and expressed in the resolution or resolutions providing for such issue adopted by the Board of Directors. Except as otherwise provided by law, the holders of the Preferred Stock of the Corporation shall only have such voting rights as are provided for or expressed in the resolutions of the Board of Directors relating to such Preferred Stock adopted pursuant to the authority contained in the Articles of Incorporation. Before issuance of any such shares of Preferred Stock, the Corporation shall file Articles Supplementary with the State Department of Assessment and Taxation of Maryland in accordance with the provision of Section 2-208 of the Maryland General Corporation Law.

          D. RESERVATION OF SHARES. Pursuant to the obligations of the Corporation under the Partnership Agreement to issue shares of Common Stock in exchange for Units, the Board of Directors is hereby required to reserve a sufficient number of authorized but unissued shares of Common Stock to permit the Corporation to issue shares of Common Stock in exchange for Units that may be exchanged for shares of Common Stock pursuant to the Partnership Agreement.

          E. NYSE SETTLEMENT. Nothing in this Article IV shall preclude the settlement of any transaction entered into through the facilities of the NYSE.

          F. PREEMPTIVE RIGHTS. No holder of shares of capital stock of the Corporation shall, as such holder, have any preemptive or other right to purchase or subscribe for any shares of Common Stock or any class of capital stock of the Corporation which the Corporation may issue or sell.

          G. CONTROL SHARES. Pursuant to Section 3-702(b) of the General Corporation Law of Maryland (the "Act"), the terms of Subtitle 7 of Title 3 of the Act shall be inapplicable to any acquisition of a Control Share (as defined in the Act) that is not prohibited by the terms of Article IV.

          H. BUSINESS COMBINATIONS. Pursuant to Section 3-603(e)(1)(iii) of the General Corporation Law of Maryland, the terms of Section 3-602 of such law shall be inapplicable to the Corporation.

          SECOND: The amendment of the charter of the Corporation as hereinabove set forth was approved by the stockholders of the Corporation on June 13, 1996.

          IN WITNESS WHEREOF, Chelsea GCA Realty, Inc. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on June 13, 1996.


                                             CHELSEA GCA REALTY, INC.

                                              By:/s/ David C. Bloom
                                                     David C. Bloom
                                                     President

Attest:  /s/ Denise M. Elmer
             Denise M. Elmer
             Secretary


          I, David C. Bloom, President of Chelsea GCA Realty, Inc., hereby acknowledge the foregoing Articles of Amendment of Articles of Incorporation of Chelsea GCA Realty, Inc. to be the act of Chelsea GCA Realty, Inc., and to the best of my knowledge, information and belief, these matters and facts are true in all material respects, and my statement is made under penalties for perjury.


                                             David C. Bloom
                                             President of Chelsea GCA
                                                Realty, Inc.

               ARTICLES SUPPLEMENTARY TO ARTICLES OF INCORPORATION
                           OF CHELSEA GCA REALTY, INC.

          Chelsea GCA Realty, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland, as follows:

          FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article IV of the Amended and Restated Articles of Incorporation of the Corporation, as amended, the Board of Directors has duly divided and classified 1,000,000 unissued shares of the Preferred Stock of the Corporation into a series designated "8 3/8% Series A Cumulative Redeemable Preferred Stock" and has provided for the issuance of such series.

          SECOND: A description of the 8 3/8% Series A Cumulative Redeemable Preferred Stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as set or changed by the Board of Directors of the Corporation is as follows:

          (i) TITLE. The Series of Preferred Stock is hereby designated as the "8 3/8% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Shares").

          (ii) NUMBER. The maximum number of authorized shares of the Series A Preferred Shares shall be 1,000,000.

          (iii) RELATIVE SENIORITY. In respect of rights to receive dividends and to participate in distributions of payments in the event of any liquidation, dissolution or winding up of the Corporation, the Series A Preferred Shares shall rank senior to the Common Stock and any other class or series of shares of the Corporation which, by their terms rank junior to the Series A Preferred Shares (collectively, "Junior Shares") and on a parity with all other shares of Preferred Stock of the Corporation which are not by their terms Junior Shares.

          (iv) DIVIDENDS.

          (A) The holders of the then outstanding Series A Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors out of any funds legally available therefor, cumulative dividends at the rate of $4.1875 per share per year, payable in arrears in equal amounts of $1.046875 per share quarterly in cash on the 15th day of each January, April, July and October or, if not a Business Day (as hereinafter defined), the next succeeding Business Day (each such day being hereafter called a "Quarterly Dividend Date" and each period ending on the calendar day preceding a Quarterly Dividend Date being hereinafter called a "Dividend Period"). Dividends shall accumulate from the date of original issue, with the first dividends to be paid on January 15, 1998. Dividends shall be payable to holders of record as they appear in the share records of the Corporation at the close of business on the applicable record date (a "Record Date"), which shall be the 1st day of the calendar month in which the applicable Quarterly Dividend Date falls on or such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to such Quarterly Dividend Date. The amount of any dividend payable for any Dividend Period shorter than a full Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months.

          "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

          (B) The amount of any dividends accumulated on any Series A Preferred Shares at any Quarterly Dividend Date shall be the amount of any unpaid dividends accumulated thereon to but excluding such Quarterly Dividend Date and the amount of dividends accumulated on any shares of Series A Preferred Shares at any date other than a Quarterly Dividend Date shall be equal to the sum of the amount of any unpaid dividends accumulated thereon to but excluding the last preceding Quarterly Dividend Date, plus an amount calculated on the basis of the annual dividend rate of $4.1875 per share for the period after such last preceding Quarterly Dividend Date to and including the date as of which the calculation is made based on a 360-day year of twelve 30-day months. Dividends on the Series A Preferred Shares will accumulate whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

          (C) Except as otherwise expressly provided herein, the Series A Preferred Shares will not be entitled to any dividends in excess of full cumulative dividends as described above and shall not be entitled to participate in the earnings or assets of the Corporation, and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Shares which may be in arrears.

          (D) Any dividend payment made on the Series A Preferred Shares shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

          (E) If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in and permitted pursuant to Section 857 of the Internal Revenue Code of 1986, as amended (the "Code")), any portion (the "Capital Gains Amount") of the dividends paid or made available for the year to holders of all classes of shares (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocated to the holders of the Series A Preferred Shares shall equal (i) the Capital Gains Amount multiplied by (ii) a fraction that is equal to (a) the total dividends paid or made available to the holders of the Series A Preferred Shares for the year over (b) the Total Dividends.

          (F) No dividends on the Series A Preferred Shares shall be authorized by the Board of Directors of the Corporation or be paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

          (G) No dividends will be declared or paid or set apart for payment on any capital stock of the Corporation ranking, as to dividends, on a parity with or junior to the Series A Preferred Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment therefor set apart for such payment on the Series A Preferred Shares for all past Dividend Periods and the then current Dividend Period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Shares and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Shares, all dividends declared on the Series A Preferred Shares and any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Shares shall be declared pro rata so that the amount of dividends declared per Series A Preferred Share and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accumulated dividends per Series A Preferred Share and such other series of Preferred Stock bear to each other.

          (H) Except as provided in subparagraph G, unless full cumulative dividends on the Series A Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment therefor set apart for such payment on the Series A Preferred Shares for all past Dividend Periods and the then current Dividend Period, no dividends (other than in Junior Shares) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Junior Shares or any other capital stock of the Corporation ranking on a parity with the Series A Preferred Shares as to dividends or upon liquidation, nor shall any Junior Shares or any other capital stock of the Corporation ranking on a parity with the Series A Preferred Shares as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid or made available for a sinking fund for the redemption of such shares) by the Corporation (except by conversion into or exchange for other Junior Shares).

          (v) LIQUIDATION RIGHTS.

          (A) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation (a "liquidation"), the holders of the Series A Preferred Shares then outstanding shall be entitled to receive in cash or property (at its fair market value determined by the Corporation's Board of Directors) and to be paid out of the assets of the Corporation legally available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Shares, the amount of $50.00 per share, plus accumulated and unpaid dividends, if any, thereon to and including the date of liquidation.

          (B) After the payment to the holders of the Series A Preferred Shares of the full liquidation amounts provided for in paragraph (A), the holders of the Series A Preferred Shares, as such, shall have no right or claim to any of the remaining assets of the Corporation.

          (C) If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the amounts payable with respect to the preference distributions on the Series A Preferred Shares and the shares of each other series of Preferred Stock of the Corporation ranking, as to liquidation rights, on a parity with the Series A Preferred Shares are not paid in full, the holders of the Series A Preferred Shares and any other shares of Preferred Stock of the Corporation ranking, as to liquidation rights, on a parity with the Series A Preferred Shares shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective preference amounts to which they would otherwise be respectively entitled.

          (D) Neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other entity or the merger or consolidation of any other entity into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this paragraph (v).

          (vi) REDEMPTION.

          (A) OPTIONAL REDEMPTION. On and after October 15, 2027, the Corporation may, at its option (subject to the provisions of this paragraph
(vi)), redeem at any time all or, from time to time, part of the Series A Preferred Shares at a price per share (the "Redemption Price"), payable in cash, of $50.00 per share, together with all accumulated and unpaid dividends, if any, to and including the date fixed for redemption (the "Redemption Date"), without interest, to the extent the Corporation has funds legally available therefor. The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided for in paragraph (ix) below.

          (B) PROCEDURES FOR REDEMPTION.

          (1) Notice of redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. Notice of any redemption furnished by the Corporation will also be mailed by the registrar, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to each holder of record of the Series A Preferred Shares to be redeemed at the address set forth in the share transfer records of the registrar. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Shares may be listed or admitted to trading, such notice shall state: (a) the Redemption Date; (b) the Redemption Price; (c) the number of Series A Preferred Shares to be redeemed; (d) the place or places where certificates for the Series A Preferred Shares to be redeemed are to be surrendered for payment of the Redemption Price; and (e) that dividends on the Series A Preferred Shares to be redeemed will cease to accumulate on the Redemption Date.

          (2) If notice has been mailed in accordance with paragraph (vi)(B)(1) above and provided that on or before the Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the Series A Preferred Shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on the Series A Preferred Shares so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series A Preferred Shares and all rights of the holders thereof as shareholders of the Corporation (except the right to receive the Redemption Price) shall cease. Upon surrender, in accordance with such notice, of the certificates for any Series A Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such Series A Preferred Shares shall be redeemed by the Corporation at the Redemption Price. In case fewer than all the Series A Preferred Shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series A Preferred Shares without cost to the holder thereof.

          (3) Any funds deposited with a bank or trust company for the purpose of redeeming Series A Preferred Shares shall be irrevocable except that:

          (a) the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any Series A Preferred Shares redeemed shall have no claim to such interest or other earnings; and

          (b) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Shares entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the Series A Preferred Shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

          (4) No Series A Preferred Shares may be redeemed except from proceeds from the sale of other capital stock of the Corporation (consisting of common stock, preferred stock, depositary shares, interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing) and not from any other source.

          (5) Unless full accumulated dividends on all Series A Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment on the Series A Preferred Shares for all past Dividend Periods and the then current Dividend Period, no Series A Preferred Shares shall be redeemed, purchased or otherwise acquired directly or indirectly on the Series A Preferred Shares; provided, however, that the foregoing shall not prevent the redemption, purchase or acquisition of Series A Preferred Shares to preserve the Corporation's REIT status or the purchase or acquisition of Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares.

          (6) If the Redemption Date is after a Record Date and before the related Quarterly Dividend Date, the dividend payable on such Quarterly Dividend Date shall be paid to the holder in whose name the Series A Preferred Shares to be redeemed are registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Quarterly Dividend Date or the Corporation's default in the payment of the dividend due. Except as provided in this paragraph (vi), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares to be redeemed.

          (7) In case of redemption of less than all Series A Preferred Shares at the time outstanding, the Series A Preferred Shares to be redeemed shall be selected pro rata from the holders of record of such Series A Preferred Shares in proportion to the number of Series A Preferred Shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Corporation.

          (vii) VOTING RIGHTS. Except as required by law, and as set forth below, the holders of the Series A Preferred Shares shall not be entitled to vote at any meeting of the shareholders for election of Directors or for any other purpose or otherwise to participate in any action taken by the Corporation or the shareholders thereof, or to receive notice of any meeting of shareholders.

          (A) Whenever dividends on any Series A Preferred Shares shall be in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, the holders of such Series A Preferred Shares (voting separately as a class with all other series of Preferred Stock of the Corporation upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Directors of the Corporation at a special meeting called by the holders of record of at least ten percent (10%) of the Series A Preferred Shares (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such Series A Preferred Shares for the past Dividend Periods and the then current Dividend Period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of the Corporation will be increased by two Directors.

          (B) So long as any Series A Preferred Shares remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking senior to the Series A Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation or reclassify any authorized capital stock of the Corporation into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock; or
(ii) amend, alter or repeal the provisions of the Corporation's Articles of Incorporation, including these Articles Supplementary, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series A Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series A Preferred Shares; and provided, further, that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized Series A Preferred Shares, in each case ranking on a parity with or junior to the Series A Preferred Shares with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

          The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote or consent would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

          (C) On each matter submitted to a vote of the holders of Series A Preferred Shares in accordance with this paragraph (vii), or as otherwise required by law, each Series A Preferred Share shall be entitled to one vote. With respect to each Series A Preferred Share, the holder thereof may designate a proxy, with each such proxy having the right to vote on behalf of the holder.

          (viii) CONVERSION. The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Corporation.

          (ix) RESTRICTIONS ON OWNERSHIP.

          (A) Definitions. The following terms shall have the following meanings:

          (1) "Beneficial Ownership" shall mean ownership of the Series A Preferred Shares by a Person who would be treated as an owner of such Series A Preferred Shares either directly or constructively through the application of
Section 544 of the Code, as modified by Section 856(h) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

          (2) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          (3) "Constructive Ownership" shall mean ownership of Series A Preferred Shares by a Person who would be treated as an owner of such Series A Preferred Shares either directly or constructively through the application of
Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

          (4) "Initial Placement" shall mean the sale of Series A Preferred Shares pursuant to the Corporation's Offering Memorandum dated October 7, 1997.

          (5) "Ownership Limit" shall initially mean 7% of the outstanding Series A Preferred Shares of the Corporation.

          (6) "Person" shall mean an individual, corporation, partnership, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter which participates in a public offering of the Series A Preferred Shares provided that the ownership of Series A Preferred Shares by such underwriter would not result in the Corporation failing to qualify as a REIT.

          (7) "REIT" shall mean a Real Estate Investment Trust under Section 856 of the Code.

          (8) "Restriction Termination Date" shall mean the first day after the date of the Initial Placement on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

          (9) "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Series A Preferred Shares or the right to vote or receive dividends on Series A Preferred Shares (including (A) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Series A Preferred Shares or the right to vote or receive dividends on Series A Preferred Shares or (B) the sale, transfer, assignment or other disposition or grant of any securities or rights convertible into or exchangeable for Series A Preferred Shares, or the right to vote or receive dividends on Series A Preferred Shares), whether voluntary or involuntary, whether of record or Beneficially or Constructively (including transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Series A Preferred Shares), and whether by operation of law or otherwise.

          (B) Restrictions.

          (1) During the period commencing on the date of the Initial Placement and prior to the Restriction Termination Date: (a) no Person shall Beneficially Own any Series A Preferred Shares in excess of the Ownership Limit; (b) no Person shall Beneficially Own any shares of Series A Preferred Shares if, as a result of such Beneficial Ownership, the Series A Preferred Shares and Common Stock of the Corporation would be Beneficially Owned by less than 100 Persons (determined without reference to the rules of attribution under Section 544 of the Code); and (c) no Person shall Beneficially Own any shares if, as a result of such Beneficial Ownership, the Corporation would be "closely held" within the meaning of Section 856(h) of the Code or would otherwise result in the Corporation failing to qualify as a REIT..

          (2) Any Transfer that would result in a violation of the restrictions in subparagraph (ix)(B)(1) shall be void ab initio as to the Transfer of such Series A Preferred Shares that would cause the violation of the applicable restriction in subparagraph (ix)(B)(1), and the intended transferee shall acquire no rights in such Series A Preferred Shares.

          (C) Remedies for Breach.

          (1) If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer or other event has taken place in violation of subparagraph (ix)(B)(1) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of the Corporation that will result in violation of subparagraph (ix)(B)(1) (whether or not such violation is intended and determined without reference to any rules of attribution), the Corporation shall inform the Purported Transferee of its obligations hereunder, including such Purported Transferee's obligations to pay over to the Charitable Trust any and all dividends received with result to the Trust Shares. In addition, the Board of Directors or a committee thereof shall take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer and to receive any dividend erroneously paid and declaring any votes erroneously cast to be retroactively invalid; provided, however, that any Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of subparagraph
(ix)(B)(1) shall automatically result in a transfer to the Charitable Trust as described in subparagraph (C)(2), irrespective of any action (or non-action) by the Board of Directors or committee.

          (2) If, notwithstanding the other provisions contained in subparagraph
(ix)(B)(1), at any time after the date of the Initial Placement and prior to the Restriction Termination Date, there is a purported Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE), change in the capital structure of the Corporation, or other event such that one or more of the restrictions on ownership and transfers described in subparagraph (ix)(B)(1) above has been violated, then the Series A Preferred Shares being Transferred (or in the case of an event other than a Transfer, the shares owned or Constructively Owned or Beneficially Owned) (the Person making such Transfer being the "Purported Transferee") which would cause one or more of the restrictions on ownership or transfer to be violated (rounded up to the nearest whole share) (the "Trust Shares"), shall automatically be transferred to the Corporation, as Trustee of a trust (the "Charitable Trust") for the exclusive benefit of The American Cancer Society (the "Designated Charity"), an organization described in Section 170(b)(1)(A) and 170(c) of the Code. The Purported Transferee shall have no rights in such Trust Shares.

          (3) The Corporation, as Trustee of the Charitable Trust, may transfer the shares held in such trust to a Person whose ownership of the shares will not result in a violation of the ownership restrictions (a "Permitted Transferee"). If such a transfer is made, the interest of the Designated Charity will terminate and proceeds of the sale will be payable to the Purported Transferee and to the Designated Charity. The Purported Transferee will receive the lesser of (1) the price paid by the Purported Transferee for the shares or, if the Purported Transferee did not give value for the shares, the market price of the shares as determined by the Board of Directors on the day of the event causing the shares to be held in trust, and (2) the price per share received by the Corporation, as Trustee, from the sale or other disposition of the shares held in trust. The Designated Charity will receive any proceeds in excess of the amount payable to the Purported Transferee. The Purported Transferee will not be entitled to designate a Permitted Transferee.

          (4) All stock held in the Charitable Trust will be deemed to have been offered for sale to the Corporation or its designee for a 90-day period, at the lesser of the price paid for that stock by the Purported Transferee and the market price on the date that the Corporation accepts the offer. This period will commence on the date of the violative transfer, if the Purported Transferee gives notice to the Corporation of the transfer, or the date that the Board of Directors of the Corporation determines that a violative transfer occurred, if no such notice is provided.

          (5) Any dividend or distribution paid prior to the discovery by the Corporation that Series A Preferred Shares have been transferred in violation of subparagraph (ix)(B)(1) shall be repaid to the Corporation upon demand and shall be held in trust for the Designated Charity. Any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of stock.

          (6) Subject to the preferential rights of the Series A Preferred Shares, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, the Designated Charity shall be entitled to receive, ratably with each other holder of Series A Preferred Shares, that portion of the assets of the Corporation available for distribution to its stockholders as the number of Trust Shares bears to the total number of shares of Series A Preferred Shares then outstanding (including the Trust Shares). The Corporation, as Trustee, or if the Corporation shall have been dissolved, any trustee appointed by the Corporation prior to its dissolution, shall distribute to the Designated Charity, when determined (or if not determined, or only partially determined, ratably to the other holders of Series A Preferred Shares who have been determined and the Designated Charity), any such assets received in respect of the Trust Shares in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation.

          (7) The Purported Transferee will not be entitled to vote any Series A Preferred Shares it attempts to acquire, and any stockholder vote will be rescinded if a Purported Transferee votes and the stockholder vote would have been decided differently if such Purported Transferee's vote was not counted.

          (D) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares in violation of subparagraph (ix)(B)(1) or any Person who is a Purported Transferee shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation's status as a REIT.

          (E) Owners Required To Provide Information. From the date of the Initial Placement and prior to the Restriction Termination Date each Person who is a Beneficial Owner or Constructive Owner of Series A Preferred Shares and each Person (including the shareholder of record) who is holding Series A Preferred Shares for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT.

          (F) Remedies Not Limited. Except as provided in subparagraph (ix)(M), nothing contained in this paragraph (ix) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders in preserving the Corporation's status as a REIT.

          (G) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this paragraph (ix), including any definition contained in subparagraph (ix)(A), the Board of Directors shall have the power to determine the application of the provisions of this paragraph (ix) with respect to any situation based on the facts known to it.

          (H) Modification of Ownership Limit. Subject to the limitations provided in subparagraph (ix)(I), the Board of Directors may from time to time increase the Ownership Limit and shall file Articles Supplementary with the State Department of Assessments and Taxation of Maryland to evidence such increase.

          (I) Limitations on Modifications.

          (1) The Ownership Limit may not be increased if, after giving effect to such increase, five Persons who are Beneficial Owners (including ownership of Common Stock for purposes of this subparagraph (ix)(I)(1)), Beneficially Own in the aggregate, more than 49.0% in value of the outstanding shares of stock of the Corporation.

          (2) Prior to the modification of the Ownership Limit pursuant to subparagraph (ix)(H), the Board of Directors of the Corporation may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

          (J) Legend. Each certificate for Series A Preferred Shares shall bear a legend referring to the restrictions described above.

          (K) Termination of REIT Status. The Board of Directors shall take no action to terminate the Corporation's status as a REIT or to amend the provisions of this subparagraph (ix) until such time as (A) the Board of Directors adopts a resolution recommending that the Corporation terminate its status as a REIT or amend this subparagraph (ix), as the case may be, (B) the Board of Directors presents the resolution at an annual or special meeting of the shareholders and (C) such resolution is approved by holders of a majority of the issued and outstanding Series A Preferred Shares.

          (L) Severability. If any provision of this paragraph (ix) or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

          (M) NYSE Settlement. Nothing in these Articles Supplementary shall preclude the settlement of any transaction with respect to the Series A Preferred Shares of the Corporation entered into through the facilities of the New York Stock Exchange.

          (N) Exceptions. (i) The Board of Directors, in its sole discretion, may exempt a Person from the Ownership Limit if such Person is not an individual for purposes of Section 542(a)(2) of the Code and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership of such Series A Preferred Shares will violate the Ownership Limit, and agrees that any violation of such representations or undertaking (or other action which is contrary to the restrictions contained in this paragraph (ix)) or attempted violation will result in such Series A Preferred Shares automatically being transferred to the Charitable Trust.

          (ii) Prior to granting any exception pursuant to subparagraph N, the Board of Directors may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

          THIRD: These Articles Supplementary were adopted on October 7, 1997 without shareholder approval, as such approval was not required.

          FOURTH: These Articles Supplementary were duly adopted by the Board of Directors.

          IN WITNESS WHEREOF, Chelsea GCA Realty, Inc. has caused these Articles Supplementary to be executed and attested by its duly authorized officers this 13th day of October, 1997.

                                      CHELSEA GCA REALTY, INC.


                                       By:___________________________
                                           Leslie T. Chao
                                           President

Attest:


By: _______________________________
         Denise M. Elmer
         Secretary


          I Leslie T. Chao, President of Chelsea GCA Realty, Inc., hereby acknowledge the foregoing Articles Supplementary of Chelsea GCA Realty, Inc. to be the act of Chelsea GCA Realty, Inc., and to the best knowledge, information and belief, these matters and facts are true in all material respects, and my statement is made, under the penalties for perjury.


                                      -----------------------------------
                                         Leslie T. Chao
                                         President